EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into as of August 20, 2026, and is effective as of June 8, 2026 (the “Effective Date”), by and between Splash Beverage Group, Inc., a Nevada corporation (the “Company”), and Brady Cobb (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ the Executive as its Interim Chief Executive Officer (“CEO”) and to ensure the continued availability of the Executive’s services on the terms and conditions set forth herein;

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions;

WHEREAS, the Company is a publicly traded corporation whose common stock is listed on a national securities exchange and is subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”);

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to enter into this Agreement with the Executive; and

WHEREAS, the Compensation Committee of the Board (the “Compensation Committee”) has reviewed and approved the compensation arrangements set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I - POSITION AND DUTIES

Section 1.1 Position.

The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, as Interim Chief Executive Officer (“CEO”), effective as of the Effective Date. The Executive shall report directly and exclusively to the Board of the Company. The Executive’s principal place of employment shall be Fort Lauderdale, Florida, subject to reasonable business travel requirements consistent with the Executive’s duties.

Section 1.2 Duties and Responsibilities.

The Executive shall have such duties, responsibilities, and authority as are customarily associated with the position of Chief Executive Officer of a publicly traded company, including, without limitation: (a) overall management and direction of the business and affairs of the Company and its subsidiaries; (b) development and implementation of the Company’s strategic plans and objectives; (c) oversight of all officers and employees of the Company; (d) service as the principal spokesperson and representative of the Company; and (e) such other duties and responsibilities as may be assigned from time to time by the Board, consistent with the Executive’s position. The Executive shall also serve in such other capacities with the Company and its affiliates as reasonably requested by the Board, without additional compensation beyond that provided herein.

Section 1.3 Full-Time Commitment.

During the Employment Term (as defined in Article II), the Executive shall devote substantially all of the Executive’s business time, attention, skill, and energy to the performance of the Executive’s duties hereunder and shall use the Executive’s best efforts to promote the interests of the Company. The Executive shall not render services to any other person or entity without the prior written approval of the Board; provided, however, that the Executive may (i) serve on the boards of directors of other corporations, civic organizations, or charitable organizations, (ii) deliver lectures, fulfill speaking engagements, or teach at educational institutions, (iii) manage personal investments, (iv) work on open source projects including pending licensure with the Office of Cannabis Regulation in the United States Virgin Islands, (v) continue to provide consulting services to clients via his previously disclosed consultancy Northswell Consulting, LLC and/or C2C Consulting, LLC, in each case so long as such activities do not materially interfere with the performance of the Executive’s duties hereunder and are not in conflict with the interests of the Company.

Section 1.4 Disclosure of Outside Activities.

The Executive shall disclose all permitted outside activities and previous engagements to the Board in writing within 30 days following the Effective Date. Without the prior written consent of the Board, the Executive shall not directly or indirectly own more than 5% of the outstanding equity securities of any corporation or other entity that competes with, or does business with, the Company.

ARTICLE II - AT-WILL EMPLOYMENT

Section 2.1 At-Will Employment.

The Executive’s employment with the Company is “at-will.” This means that either the Executive or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice. Nothing in this Agreement shall be construed to create any right to continued employment or to limit in any way the right of either party to terminate the employment relationship at any time for any reason or no reason.

Section 2.2 Commencement.

The Executive’s employment under this Agreement shall commence on the Effective Date and shall continue until terminated by either party in accordance with Section 2.1. The period during which the Executive is employed hereunder is referred to as the “Employment Term.”

Section 2.3 At-Will Acknowledgment.

The Executive acknowledges and agrees that: (a) the Executive’s employment is at-will and may be terminated by either party at any time, with or without cause or notice; (b) nothing in this Agreement, any Company policy, or any statement by any Company representative creates a contract of employment for any definite period or alters the at-will nature of the employment relationship; and (c) this at-will employment relationship cannot be modified except by a written agreement specifically addressing the issue of at-will employment and signed by the Executive and a duly authorized officer or member of the Board (other than the Executive).

Section 2.4 Survival.

Notwithstanding the termination of the Executive’s employment for any reason, the provisions of Articles V, VI, and VII of this Agreement, as well as any other provisions that by their nature should survive, shall survive in accordance with their respective terms.

ARTICLE III - COMPENSATION AND BENEFITS

Section 3.1 Base Salary.

During the Employment Term, the Company shall pay the Executive a base salary at the gross annual rate of $300,000 (the “Base Salary”), payable in accordance with the Company’s standard payroll procedures and subject to all applicable withholdings and deductions.

Section 3.2 Performance Bonuses.

(a) Market Capitalization Bonuses for 2026. The Executive shall be eligible to earn the following performance bonuses during the 2026 calendar year, subject to continued employment through the applicable measurement date:

(i) A cash bonus of $50,000 upon a successful increase in the Company’s market capitalization of $5,000,000 above the Company’s market capitalization as of the Effective Date, measured on or before October 30, 2026 based on the average of the closing prices of the Company’s common stock for three consecutive Trading Days;

(ii) An additional cash bonus of $50,000 if the Company’s market capitalization increases to $10,000,000 above the Company’s market capitalization as of the Effective Date, measured on or before December 31, 2026 based on the average of the closing prices of the Company’s common stock for three consecutive Trading Days;

(iii) A bonus equal to 3% of all additional market capitalization of the Company above $10,000,000 above the Company’s market capitalization as of the Effective Date achieved during the 2026 calendar year, subject to a maximum aggregate bonus under this clause (iii) of $300,000, determined based on the highest market capitalization based on the average of the closing prices of the Company’s common stock for three consecutive Trading Days during the period from the Effective Date through December 31, 2026.

In the event that the Company completes a Material Transaction (as is defined herein), the Company agrees that all bonuses due to Executive under this Section 3.2 (a) and (b) shall become due and payable upon the closing of a Material Transaction.

For purposes hereof, the term “Trading Day” shall mean any day on which the Company’s common stock is traded on the NYSE American, LLC (the “Principal Market”), or, if the Principal Market is not the principal trading market for the common stock, then on the principal securities exchange or securities market on which the common stock is then traded or quoted, provided that “Trading Day” shall not include any day on which the common stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the common stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York, New York time).

(b) Future Performance Bonuses. Following the 2026 calendar year, the Executive may be eligible to earn annual performance bonuses based on revenue targets and profit goals mutually established by the C-Level management team and approved by the Board or the Compensation Committee (the “Annual Bonus”). The target Annual Bonus opportunity, performance metrics, and payout methodology shall be established by the Compensation Committee within 60 days following the commencement of each fiscal year. Payment of any earned Annual Bonus shall be made no later than March 15 of the calendar year following the year in which the bonus was earned.

Section 3.3 Equity Awards.

(a) Stock Options. In consideration for the services hereunder, the Company has granted to the Executive options to purchase 231,250 (as adjusted for the Company’s recent one-for-four reverse stock split) shares of the Company’s common stock (the “Option Award”) under the Company’s 2025 Equity Incentive Plan then in effect (the “Equity Plan”). The Option Award is subject to the terms and conditions of the Equity Plan and the applicable award agreement. In the event that the Company completes a merger, the sale of more than 50.1% of its equity and/or assets or other transaction pursuant to which 50.1% or more of the outstanding common stock or voting power of the Company changes hands (a “Material Transaction”), the Company agrees that all Option Awards granted to Executive shall immediately vest upon the closing of a Material Transaction.

(b) Restricted Stock Units. Subject to approval by the Compensation Committee and/or the Board, and to shareholder approval as required by the rules and regulations of the Principal Market, the Executive shall be eligible to receive a grant of restricted stock units (“RSUs”) on such terms and conditions as determined by the Compensation Committee, including vesting criteria based on performance milestones and/or time-based conditions. Such RSU grant shall be subject to the terms of the Equity Plan and the applicable award agreement. In the event that the Company completes a Material Transaction, the Company agrees that all RSU’s granted to Executive shall immediately vest upon the closing of the Material Transaction.

(c) Additional Equity Awards. The Executive shall be eligible to receive additional equity-based awards under the Equity Plan as determined by the Compensation Committee in its sole discretion, consistent with awards made to similarly situated executives of publicly traded companies of comparable size and industry.

Section 3.4 Employee Benefits.

During the Employment Term, the Executive shall be eligible to participate in all employee benefit plans, practices, and programs maintained by the Company and generally available to similarly situated employees of the Company, including, without limitation, medical, dental, vision, life insurance, disability insurance, and retirement plans, subject to the terms and eligibility requirements of such plans. The Company reserves the right to amend, modify, or terminate any benefit plan or program at any time in its sole discretion, provided that no such amendment, modification, or termination shall be targeted solely at the Executive. Should the Company not provide an employee benefit plan, the Company agrees to promptly reimburse Executive for the cost of benefits incurred by Executive during the Term of this Agreement.

Section 3.5 Business Expenses.

The Company shall reimburse the Executive for all reasonable and necessary business expenses incurred by the Executive in the performance of the Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policies and procedures as in effect from time to time. Reimbursement shall be made within 30 days following the Executive’s submission of appropriate documentation, but in no event later than the last day of the calendar year following the year in which the expense was incurred.

ARTICLE IV - TERMINATION OF EMPLOYMENT

Section 4.1 Termination.

Either the Company or the Executive may terminate the Executive’s employment at any time, with or without cause, and with or without notice. No reason for termination is required, and neither party is obligated to provide any explanation or justification for such termination. The Company may, in its sole discretion, provide payment in lieu of any notice period it chooses to offer.

Section 4.2 Death.

The Executive’s employment shall terminate automatically upon the Executive’s death.

Section 4.3 Disability.

The Company may terminate the Executive’s employment if the Executive becomes “Disabled.” For purposes of this Agreement, “Disabled” or “Disability” shall mean the Executive’s inability to perform the essential functions of the Executive’s position, with or without reasonable accommodation, for a period of one hundred 180 consecutive days or for 270 days in any 12-month period, by reason of physical or mental incapacity, as determined by a physician mutually agreed upon by the Company and the Executive (or the Executive’s legal representative).

Section 4.4 Payments Upon Termination.

Upon any termination of the Executive’s employment for any reason, the Executive shall be entitled to receive: (a) any earned but unpaid Base Salary through the date of termination; (b) reimbursement of any unreimbursed business expenses properly incurred prior to the date of termination in accordance with Company policy; (c) payment for any accrued but unused vacation time to the extent required by applicable law or Company policy; and (d) any vested benefits under any employee benefit plan in accordance with the terms of such plan. For the avoidance of doubt, if this Agreement is terminated by the Company without cause pursuant to this Section 4, all unvested options and/or RSUs that were issued to Executive pursuant to this Agreement shall immediately vest upon the date of such termination. The Executive shall not be entitled to any other compensation, severance pay, or benefits upon termination of employment except as expressly provided in this Section 4.4 or as required by applicable law. For purposes of this Agreement, the term “cause” shall mean: (i) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony related to the business of the Company; (ii) the Executive, in carrying out his duties hereunder, has acted with gross negligence or intentional misconduct resulting, in any case, in material harm to the Company; (iii) the Executive misappropriates Company funds or otherwise defrauds the Company including a material amount of money or property; (iv) the Executive breaches his fiduciary duty to the Company resulting in material profit to him, directly or indirectly; (v) the Executive materially breaches any agreement with the Company and fails to cure such breach within 10 days of receipt of notice, unless the act is incapable of being cured; (vi) the Executive becomes subject to a preliminary or permanent injunction issued by a United States District Court enjoining the Executive from violating any securities law administered or regulated by the Securities and Exchange Commission; (vii) the Executive becomes subject to a cease and desist order or other order issued by the Securities and Exchange Commission after an opportunity for a hearing; (viii) the Executive refuses to carry out a resolution adopted by the Company’s Board at a meeting in which the Executive was offered a reasonable opportunity to argue that the resolution should not be adopted; or (ix) the Executive abuses alcohol or drugs in a manner that interferes with the successful performance of his duties.

ARTICLE V - TAX AND REGULATORY COMPLIANCE

Section 5.1 Section 280G - Best Net Cutback.

(a) Notwithstanding anything in this Agreement to the contrary, in the event that any payment or benefit received or to be received by the Executive pursuant to this Agreement or any other plan, arrangement, or agreement with the Company or any of its affiliates (collectively, the “Total Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”); provided, however, that such reduction shall only be made if the net after-tax benefit to the Executive of the Total Payments, as so reduced (and after taking into account the reduction in income, employment, and other taxes), is greater than or equal to the net after-tax benefit to the Executive without such reduction (and after taking into account the Excise Tax and the reduction in income, employment, and other taxes) (the “Best Net Cutback”).

(b) If a reduction in the Total Payments is required pursuant to subsection (a) above, such reduction shall be applied in the following order: (i) first, by reducing any cash severance payments that are exempt from Section 409A of the Code; (ii) second, by reducing any other cash payments or benefits that are exempt from Section 409A; (iii) third, by reducing any payments or benefits that are subject to Section 409A in reverse chronological order; and (iv) fourth, by reducing the acceleration of vesting of equity awards in reverse order of their grant dates.

(c) All determinations required under this Section 5.1 shall be made by the Company’s independent public accounting firm or such other nationally recognized accounting firm as may be designated by the Company (the “Accounting Firm”), whose determination shall be conclusive and binding on the Company and the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

Section 5.2 Section 409A Compliance.

(a) This Agreement is intended to comply with Section 409A of the Code and the Treasury Regulations promulgated thereunder (“Section 409A”), or an exemption thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible.

(b) For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(c) Notwithstanding any other provision of this Agreement, if any payment or benefit provided under this Agreement constitutes “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of the Executive’s “separation from service” (as defined in Section 409A), then such payment or benefit shall not be paid until the first payroll date that is more than six (6) months following the Executive’s separation from service (or, if earlier, the Executive’s death) (the “Specified Employee Delay”). Any payments delayed pursuant to this subsection shall be accumulated and paid in a single lump sum on the first permissible payment date, and any remaining payments shall be paid in accordance with their original schedule.

(d) In no event shall the Company be liable to the Executive for any tax, interest, or penalties that may be imposed on the Executive by Section 409A. The Company and the Executive shall cooperate in good faith to modify this Agreement to the extent necessary to comply with Section 409A while preserving the intended economic benefits to the Executive.

Section 5.3 Clawback/Recoupment.

The Executive acknowledges and agrees that all incentive-based compensation paid or payable to the Executive pursuant to this Agreement or otherwise shall be subject to recovery or “clawback” by the Company pursuant to: (a) the Company’s clawback policy as in effect from time to time, which has been adopted in compliance with Section 10D of the Exchange Act, Rule 10D-1 thereunder, and the applicable rules of the national securities exchange on which the Company’s common stock is listed (including, without limitation, the requirements of the New York Stock Exchange Listed Company Manual Section 303A.14 or the Nasdaq Stock Market Rule 5608, as applicable); (b) any other clawback or recoupment policy adopted by the Company from time to time; and (c) any applicable law or regulation that requires recovery of incentive-based compensation. The Executive agrees to promptly return any such compensation to the Company upon written demand.

Section 5.4 Withholding.

All compensation and benefits payable to the Executive under this Agreement shall be subject to all applicable federal, state, and local income, employment, and other tax withholding requirements.

ARTICLE VI - INDEMNIFICATION

Section 6.1 Indemnification.

The Company shall indemnify, defend, and hold harmless the Executive to the fullest extent permitted by applicable law against all costs, charges, expenses (including attorneys’ fees and disbursements), judgments, fines, losses, claims, damages, liabilities, and settlement amounts paid or incurred in connection with any claim, action, suit, or proceeding (whether civil, criminal, administrative, or investigative) arising out of or relating to the Executive’s service as an officer, director, employee, or agent of the Company or any of its affiliates, or the Executive’s service at the request of the Company as an officer, director, employee, member, manager, trustee, or agent of any other entity (each, a “Proceeding”), whether or not such Proceeding is brought by or on behalf of the Company.

Section 6.2 Advancement of Expenses.

To the fullest extent permitted by applicable law, the Company shall advance to the Executive all reasonable attorneys’ fees, costs, and other expenses incurred in connection with any Proceeding within 30 days after receipt of a written request from the Executive, together with reasonable documentation of such expenses. Such advancement shall be made upon receipt of an undertaking by the Executive to repay such amounts if it is ultimately determined that the Executive is not entitled to indemnification.

Section 6.3 Indemnification Agreement.

Concurrently with the execution of this Agreement, the Company and the Executive shall enter into a separate indemnification agreement in a form consistent with the Company’s standard form of indemnification agreement for directors and officers (the “Indemnification Agreement”), which shall supplement and not limit the indemnification provided herein or under the Company’s certificate of incorporation or bylaws.

ARTICLE VII - GENERAL PROVISIONS

Section 7.1 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the principles of conflicts of law thereof.

Section 7.2 Dispute Resolution; Arbitration.

(a) Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof, that cannot be resolved through good-faith negotiation between the parties within 30 days after written notice of such dispute shall be finally resolved by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with the AAA’s Employment Arbitration Rules and Mediation Procedures then in effect. The seat of arbitration shall be Fort Lauderdale, Florida.

(b) The arbitration shall be conducted by a single neutral arbitrator mutually agreed upon by the parties. If the parties cannot agree on an arbitrator within 15 days, the AAA shall appoint one in accordance with its rules. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order, including injunctive or other equitable relief. The decision of the arbitrator shall be final and binding upon the parties and may be entered and enforced in any court of competent jurisdiction.

(c) Each party shall bear its own attorneys’ fees and costs in connection with any arbitration; provided, however, that the arbitrator shall have the discretion to award reasonable attorneys’ fees and costs to the prevailing party. The Company shall pay all arbitration filing fees, administrative fees, and arbitrator fees.

(d) Notwithstanding the foregoing, either party may seek provisional injunctive relief from a court of competent jurisdiction to prevent irreparable harm pending the conclusion of any arbitration proceeding.

Section 7.3 Entire Agreement.

This Agreement (together with the Exhibits hereto, the Indemnification Agreement, and any equity award agreements) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, warranties, and understandings, whether written or oral, relating to the Executive’s employment with the Company. No prior drafts of this Agreement shall be admissible to vary or contradict the terms hereof.

Section 7.4 Amendment.

This Agreement may not be amended, modified, or supplemented except by a written instrument signed by both parties. No amendment to this Agreement that adversely affects the rights of the Executive shall be effective unless approved by the Compensation Committee or the Board.

Section 7.5 Waiver.

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of such provision or the right to enforce it at a later time. No waiver of any breach of this Agreement shall be deemed to be a waiver of any subsequent breach. Any waiver must be in writing and signed by the waiving party.

Section 7.6 Severability.

If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the remaining provisions shall continue in full force and effect. If any provision is found to be unenforceable as to scope, duration, or geographic area, such provision shall be reformed to the minimum extent necessary to make it enforceable while preserving the parties’ intent.

Section 7.7 Notices.

Any notice, request, demand, or other communication under this Agreement must be in writing and will be deemed given: (a) when delivered, if delivered in person; (b) on the next business day after deposit with a nationally recognized overnight courier, with delivery charges prepaid; (c) on the third business day after mailing, if sent by certified or registered mail, return receipt requested, postage prepaid; or (d) when sent (as shown in the sender’s transmission records), if sent by email to the email address specified below, unless the sender receives an automated message that the email was undeliverable. Each party must send notices to the other party at the following address or email (or any other address or email designated in writing by that party):

If to the Company:	If to the Executive:

Splash Beverage Group, Inc.	Brady Cobb

1112 North. Flagler Drive	________________
Ft. Lauderdale, Florida 33304	________________
Email: _________________	Email: ______________
Attention: Martin Scott, Interim CFO

Section 7.8 Assignment.

This Agreement is personal to the Executive and shall not be assignable by the Executive. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company (whether by merger, consolidation, acquisition, or otherwise), and the Company shall require any such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such assignment had taken place. As used in this Agreement, “Company” shall mean both the Company as defined herein and any such successor that assumes this Agreement.

Section 7.9 Counterparts; Electronic Delivery.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile, email, or other electronic means shall be equally effective as delivery of an original executed counterpart.

Section 7.10 Construction.

The headings and captions used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders. The word “including” means “including, without limitation.” References to “Sections” and “Articles” are to sections and articles of this Agreement unless otherwise specified.

Section 7.11 Legal Representation.

The Executive acknowledges that the Executive has had the opportunity to consult with independent legal counsel of the Executive’s choosing with respect to this Agreement and has either consulted with such counsel or voluntarily elected not to do so. Each party has cooperated in the drafting and preparation of this Agreement, and this Agreement shall not be construed against any party by reason of its role in drafting.

Section 7.12 Section Headings.

The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the Effective Date.

COMPANY:

SPLASH BEVERAGE GROUP, INC.

By:	/s/ Martin Scott
Name: Martin Scott
Title: Interim Chief Financial Officer

EXECUTIVE:

/s/ Brady Cobb
Brady Cobb